Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2018, in the Registration Statement (Form S-1) and related Prospectus of Tricida, Inc. dated June 4, 2018 for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

June 4, 2018